                                                                      Exhibit 99


[HCA LOGO]
                                                           FOR IMMEDIATE RELEASE



INVESTOR CONTACT:                                               MEDIA CONTACT:
Mark Kimbrough                                                  Jeff Prescott
615-344-2688                                                    615-344-5708


                      HCA REPORTS 1ST QUARTER 2003 RESULTS

NASHVILLE, TN, April 22, 2003 -- HCA (NYSE: HCA) today announced results for its first quarter ended March 31, 2003. Consolidated revenues for the quarter ended March 31, 2003, were $5.3 billion, up 8.2 percent from $4.9 billion last year. Net income, including gains on sales of facilities and investigation related costs, totaled $469 million or $0.90 per diluted share, compared to $385 million or $0.74 per diluted share in 2002. During the quarter, the Company recognized gains on sales of facilities of $42 million net of tax, or $0.08 per diluted share, and investigation related costs of $3 million net of tax. During the first quarter of 2002, the Company had no facility sales and reported investigation related costs of $11 million net of tax, or $0.02 per diluted share.

Net income, excluding gains on sales of facilities and investigation related costs, for the first quarter ended March 31, 2003, was $430 million or $0.82 per diluted share, compared to $396 million or $0.76 per diluted share reported in the prior year's first quarter, an increase of 8.6 percent and 7.9 percent, respectively. The results are below the Company's expectations and we believe is primarily the result of weaker than expected hospital inpatient and outpatient volumes.

Revenue per equivalent admission remained strong in the first quarter, increasing 9.6 percent reflecting continued strength in pricing trends. Net inpatient revenue increased 9.4 percent and net outpatient revenue rose 7.6 percent in the quarter. The increases in both inpatient and outpatient revenues were below recent trends and the Company's expectations.

During the quarter, same facility admissions declined 0.4 percent and same facility equivalent admissions declined 0.9 percent. The decline in same facility admissions was primarily the result of a significant decline in pulmonary and flu-related admissions of approximately 9 percent, which the Company believes was due to a weak flu season; a decline in skilled nursing admissions of 32 percent primarily related to the closure of 17 skilled nursing units since the first quarter of 2002; and the closing of obstetrics services in seven hospitals since last year's first quarter, resulting in 1,194 fewer admissions. The Company's same facility inpatient admissions, adjusted to exclude pulmonary/flu-related, skilled nursing and closed OB unit admissions, increased approximately 1.7 percent for the quarter ended March 31, 2003.

The decline in pulmonary/flu-related admissions occurred among both the Company's Medicare and managed care patients.

During the first quarter of 2003, the Company's same facility emergency room visits rose 1.4 percent, below recent quarterly trends. Outpatient surgical procedures for the first quarter declined 2.9 percent. The Company believes the softer than anticipated outpatient volumes are reflective of several factors, the most significant of which is increasing competition for outpatient services in a number of the Company's markets. Other factors include the light flu season, adverse weather conditions in certain markets, managed care dynamics and the economy.

Operating costs increased in relation to net revenue primarily due to the inability to leverage fixed costs due to lower patient volume. Also, bad debts increased as a percentage of net revenues from 7.6 percent in the first quarter of 2002 to 8.1 percent in this year's first quarter.

"Although the results for the quarter were below our expectations, the Company still achieved earnings per diluted share growth of 7.9 percent from the prior year and cash flows from operations remained strong, increasing 24 percent to $755 million. We do not believe the first quarter declines in hospital volumes are indicative of a long-term trend. While we may experience weaker than expected volume trends from time to time due to seasonal disease patterns and other market-specific factors, the overall demographic trends in the country and our market presence in fast growing major metropolitan areas should drive, we believe, continuing growth for HCA. While we certainly face significant issues this year relating to possible Medicare outlier rule changes, charity care policy changes, as well as other issues discussed in the recently filed Form 10-K, at this time, we see no reason to change the Company's overall strategy of investing significant capital in our markets and our long-term objective of mid-teens EPS growth," said Jack O. Bovender, Jr., Chairman and CEO.

At March 31, 2003, the Company's balance sheet reflected total debt of $7.7 billion; stockholders' equity (including common, temporary and minority equity) of $6.7 billion; and total assets of $19.9 billion. The Company's ratio of debt-to-debt plus stockholders' equity was 53.6 percent at March 31, 2003 compared to 53.1 percent at March 31, 2002.

Capital expenditures for the quarter totaled $464 million, up 23% from the first quarter of 2002. Return on stockholders' equity for the twelve months ended March 31, 2003 was 25.0 percent, up from last year's 21.8 percent. Return on invested capital was 13.2 percent for the twelve months ended March 31, 2003 an increase from 12.0 percent in 2002.

On April 1, 2003, HCA completed its acquisition of Health Midwest's 11 hospital network in the greater Kansas City community. At closing, the Company paid $855 million in cash and assumed approximately $183 million of debt and leases.

During the quarter, the Company repurchased 3.7 million shares of its common stock at a total cost of $148 million (average cost of $40). The Company has approval to repurchase approximately 2 million shares remaining in its existing share repurchase program. The Company had 512 million shares outstanding as of March 31, 2003.

As of March 31, 2003, the Company operated 179 hospitals and 78 ambulatory surgery centers (including 6 hospitals and 4 ASCs owned through 50/50 equity joint ventures), compared to 181 hospitals and 77 ambulatory surgery centers (including 6 hospitals and 3 ASCs owned through equity joint ventures) as of March 31, 2002. HCA's 179 hospitals and 78 ambulatory surgery centers are located in 22 states; London, England and Geneva, Switzerland.

HCA will host a conference call for investors at 8:30 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon and through the next 30 days. The webcast can be accessed at http://www.firstcallevents.com/service/ajwz377500690gf12.html or via the Investor Relations site at www.hcahealthcare.com.

                                      # # #

This press release contains forward-looking statements based on current management expectations. Those forward looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to (i) the ability to enter into definitive written agreements with regard to, and to consummate, the understanding with attorneys of the Civil Division of the Department of Justice and Centers for Medicare and Medicaid Services, and obtain court approval thereof, (ii) the highly competitive nature of the health care business, (iii) the efforts of insurers, health care providers and others to contain health care costs, (iv) possible changes in the Medicare and Medicaid programs (including currently proposed changes to Medicare outlier payments) that may impact reimbursements to health care providers and insurers, (v) changes in Federal, state or local regulation affecting the health care industry, (vi) the possible enactment of Federal or state health care reform, (vii) the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical support personnel, (viii) liabilities and other claims asserted against the Company, (ix) fluctuations in the market value of the Company's common stock,
(x) ability to complete the share repurchase program (xi) changes in accounting practices, (xii) changes in general economic conditions, (xiii) future divestitures which may result in additional charges, (xiv) changes in revenue mix and the ability to enter into and renew managed care provider arrangements on acceptable terms, (xv) the availability and terms of capital to fund the expansion of the Company's business, (xvi) changes in business strategy or development plans, (xvii) delays in receiving payment, (xviii) the ability to implement the Company's shared services and other initiatives and realize a decrease in administrative, supply and infrastructure costs, (xix) the outcome of pending and any future tax audits and litigation associated with the Company's tax positions, (xx) the outcome of the Company's continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures and the Company's corporate integrity agreement with the government,
(xxi) increased reviews of the Company's cost reports, (xxii) the ability to achieve expected levels of patient volumes and control the costs of providing services, (xxiii) the impact of charity care policy changes, (xxiv) the ability to successfully integrate the operations of Health Midwest and fund expected capital improvements (xxv) the ability to develop and implement the financial enterprise resource planning ("ERP") and millennium accounts receivable system ("MARS") information systems within the expected time and cost projections and, upon implementation, to realize the expected benefits and efficiencies, and
(xxvi) other risk factors detailed from time to time in the Company's filings with the SEC. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to "Company" and "HCA" as used throughout this document refer to HCA Inc. and its affiliates.

                                    HCA INC.
                     CONSOLIDATED OPERATING RESULTS SUMMARY
                 (Dollars in millions, except per share amounts)

                                                                                                FIRST QUARTER
                                                                                         ---------------------------
                                                                                            2003              2002
                                                                                         ---------         ---------
Revenues ........................................................................        $   5,273         $   4,873

EBITDA (a) ......................................................................        $   1,109         $   1,043

Net income:
         Net income, excluding gains on sales of facilities and investigation
               related costs ....................................................        $     430         $     396
         Gains on sales of facilities (net of tax) ..............................               42                --
         Investigation related costs (net of tax) ...............................               (3)              (11)
                                                                                         ---------         ---------

         Net income .............................................................        $     469         $     385
                                                                                         =========         =========


Diluted earnings per share:
         Net income, excluding gains on sales of facilities and investigation
               related costs ....................................................        $    0.82         $    0.76
         Gains on sales of facilities ...........................................             0.08                --
         Investigation related costs ............................................               --             (0.02)

                                                                                         ---------         ---------
         Net income .............................................................        $    0.90         $    0.74
                                                                                         =========         =========

Shares used in computing diluted earnings per share (000) .......................          522,361           521,588

-----------------

(a) EBITDA for 2003 and 2002, respectively, is defined as income before depreciation and amortization ($261 million and $244 million), interest expense ($114 million and $121 million), gains on sales of facilities ($74 million in 2003), investigation related costs ($4 million and $17 million), minority interests in earnings of consolidated entities ($39 million and $35 million) and income taxes ($296 million and $241 million). HCA uses EBITDA as an analytical indicator for purposes of allocating resources to geographic areas and assessing their performance. EBITDA is commonly used as an analytical indicator within the health care industry, and also serves as a measure of leverage capacity and debt service ability. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from EBITDA are significant components in understanding and assessing financial performance. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

                                    HCA INC.
                         CONSOLIDATED INCOME STATEMENTS
                                  FIRST QUARTER
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                              2003                            2002
                                                                    -----------------------         -----------------------
                                                                     AMOUNT           RATIO         Amount            Ratio
                                                                    -------           -----         -------           -----
Revenues ...................................................        $ 5,273           100.0 %       $ 4,873           100.0 %

Salaries and benefits ......................................          2,096            39.8           1,930            39.6
Supplies ...................................................            845            16.0             778            16.0
Other operating expenses ...................................            853            16.2             800            16.3
Provision for doubtful accounts ............................            428             8.1             368             7.6
Insurance subsidiary losses on sales of investments ........             --              --               5             0.1
Equity in earnings of affiliates ...........................            (58)           (1.1)            (51)           (1.0)
                                                                    -------           -----         -------           -----
                                                                      4,164            79.0           3,830            78.6
                                                                    -------           -----         -------           -----
    EBITDA .................................................          1,109            21.0           1,043            21.4

Depreciation and amortization ..............................            261             4.8             244             5.0
Interest expense ...........................................            114             2.2             121             2.5
Gains on sales of facilities ...............................            (74)           (1.4)             --              --
Investigation related costs ................................              4             0.1              17             0.3
                                                                    -------           -----         -------           -----
Income before minority interests and income taxes ..........            804            15.3             661            13.6

Minority interests in earnings of consolidated entities ....             39             0.8              35             0.7
                                                                    -------           -----         -------           -----
Income before income taxes .................................            765            14.5             626            12.9

Provision for income taxes .................................            296             5.6             241             5.0
                                                                    -------           -----         -------           -----
     Net income ............................................        $   469             8.9         $   385             7.9
                                                                    =======           =====         =======           =====



Diluted earnings per share:
    Net income excluding gains on sales of facilities and
       investigation related costs .........................       $   0.82                        $   0.76
    Gains on sales of facilities ...........................           0.08                              --
    Investigation related costs ............................             --                           (0.02)
                                                                   --------                        --------
    Net income .............................................       $   0.90                        $   0.74
                                                                   --------                        --------

Shares used in computing diluted earnings per share (000) ..        522,361                         521,588

                                    HCA INC.
                           CONSOLIDATED BALANCE SHEETS
                              (DOLLARS IN MILLIONS)

                                                                                          MARCH 31,        DECEMBER 31,
                                                                                            2003             2002
                                                                                         ---------         ---------
                                             ASSETS
Current assets:
     Cash and cash equivalents ..................................................        $   1,090         $     161
     Accounts receivable, net ...................................................            2,969             2,788
     Inventories ................................................................              462               462
     Deferred income taxes ......................................................              577               568
     Other ......................................................................              328               526
                                                                                         ---------         ---------

          Total current assets ..................................................            5,426             4,505

Property and equipment, at cost .................................................           17,211            16,800
Accumulated depreciation ........................................................           (7,287)           (7,079)
                                                                                         ---------         ---------
                                                                                             9,924             9,721

Investments of insurance subsidiary .............................................            1,427             1,355
Investments in and advances to affiliates .......................................              659               679
Goodwill ........................................................................            1,982             1,994
Deferred loan costs .............................................................               70                67
Other ...........................................................................              397               420
                                                                                         ---------         ---------

                                                                                         $  19,885         $  18,741
                                                                                         =========         =========



                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable ...........................................................        $     749         $     809
     Accrued salaries ...........................................................              413               438
     Other accrued expenses .....................................................            1,120             1,113
     Government settlement accrual ..............................................              933               933
     Long-term debt due within one year .........................................              623               446
                                                                                         ---------         ---------

          Total current liabilities .............................................            3,838             3,739

Long-term debt ..................................................................            7,092             6,497
Professional liability risks ....................................................            1,221             1,193
Deferred income taxes and other liabilities .....................................            1,046               999
Minority interests in equity of consolidated entities ...........................              647               611

Stockholders' equity ............................................................            6,041             5,702
                                                                                         ---------         ---------

                                                                                         $  19,885         $  18,741
                                                                                         =========         =========



Current ratio ...................................................................             1.41              1.20
Ratio of debt to debt plus common and minority equity ...........................             53.6%             52.4%
Shares outstanding (thousands) ..................................................          512,033           514,176

                                    HCA INC.
                              OPERATING STATISTICS

                                                                                                 FIRST QUARTER
                                                                                             ----------------------
                                                                                            2003             2002
                                                                                        ----------         --------
Consolidated Hospitals:

             Number of Hospitals ................................................              173               175
             Weighted Average Licensed Beds .....................................           39,957            40,079
             Licensed Beds at End of Period .....................................           39,898            40,054

       REPORTED:
             Admissions .........................................................          404,500           407,300
                   % Change .....................................................             -0.7%
             Equivalent Admissions ..............................................          587,300           594,700
                   % Change .....................................................             -1.2%
             Revenue per Equivalent Admission ...................................        $   8,978         $   8,193
                   % Change .....................................................             9.6%
             Inpatient Revenue per Admission ....................................        $   8,233         $   7,474
                   % Change .....................................................             10.2%

             Patient Days .......................................................        2,027,200         2,060,700
             Equivalent Patient Days ............................................        2,943,400         3,008,600

             Emergency Room Visits ..............................................        1,216,200         1,206,900
                   % Change .....................................................              0.8%

             Outpatient Revenues as a
                 Percentage of Patient Revenues .................................             35.9%             36.3%

             Average Length of Stay .............................................              5.0               5.1

             Occupancy ..........................................................             56.4%             57.1%
             Equivalent Occupancy ...............................................             81.9%             83.4%

       SAME FACILITY:
             Admissions .........................................................          403,300           404,900
                   % Change .....................................................             -0.4%
             Equivalent Admissions ..............................................          585,200           590,800
                   % Change .....................................................             -0.9%
             Revenue per Equivalent Admission ...................................        $   8,959         $   8,171
                   % Change .....................................................              9.6%
             Inpatient Revenue per Admission ....................................        $   8,234         $   7,483
                   % Change .....................................................             10.0%

             Emergency Room Visits ..............................................        1,214,100         1,196,900
                   % Change .....................................................              1.4%

NUMBER OF CONSOLIDATED AND
NON-CONSOLIDATED (50/50 EQUITY
JOINT VENTURES) HOSPITALS:
             Consolidated .......................................................              173               175
             Non-Consolidated (50/50 Equity
                 Joint Ventures) ................................................                6                 6
                                                                                         ---------         ---------

             Total Number of Hospitals ..........................................              179               181
                                                                                         =========         =========